Exhibit 99.(l)(5)

SEED MONEY AGREEMENT

          SEED MONEY AGREEMENT (the “Agreement”) made as of January 17, 2007, by and between Teachers Insurance and Annuity Association of America (“TIAA”), a corporation existing under the laws of the State of New York, and TIAA-CREF Institutional Mutual Funds (the “Institutional Funds”), a Delaware statutory trust.

          1.      TIAA hereby agrees to invest on January 17, 2006, or as soon as practicable thereafter, in the newly-established Institutional Class of each of the Lifecycle Funds (the “Lifecycle Institutional Classes”), which are each series of the Institutional Funds, in accordance with the amounts set forth in Schedule A hereto.

          2.      In consideration for such investment and without deduction of any charges, each Lifecycle Fund shall credit TIAA with shares of the Lifecycle Institutional Class of which TIAA shall be the owner. Such Lifecycle Institutional Class shares will share pro rata in the investment performance of each respective Lifecycle Fund and shall be subject to the same valuation procedures and the same periodic deductions as are other shares in that same share class of the series. The value of such Lifecycle Institutional Class shares in each Lifecycle Fund on the day the initial investment is made shall be $10.00.

          3.      TIAA represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

          4.      Shares acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of the Lifecycle Institutional Class shares next determined after Institutional Funds receives TIAA’s proper notice of redemption.

          5.      TIAA may purchase additional shares of the Lifecycle Institutional Classes as the parties may agree.

          6.      This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA ________________________________ Name: Title: TIAA-CREF INSTITUTIONAL MUTUAL FUNDS ________________________________ Name: Title:

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SCHEDULE A

Institutional
Fund	Class

Lifecycle 2010 Fund	$500,000

Lifecycle 2015 Fund	$500,000

Lifecycle 2020 Fund	$500,000

Lifecycle 2025 Fund	$500,000

Lifecycle 2030 Fund	$500,000

Lifecycle 2035 Fund	$500,000

Lifecycle 2040 Fund	$500,000